Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Cotelligent, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-31914, 333-33312, 333-67589, 333-3388 and 333-103978) on Form S-8 and in the registration statements (Nos. 333-53899 and 333-111550) on Form S-4 of Cotelligent, Inc., of our report dated April 8, 2004, with respect to the consolidated balance sheets of Cotelligent, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Cotelligent, Inc.

/s/ KPMG LLP

Costa Mesa, California

April 14, 2004